Exhibit 10.10
amended and restated
Technology License Agreement

This amended and restated Technology License Agreement (“Agreement”) is entered into as of June 15, 2011, and shall fully restate that Technology License Agreement dated May 4, 2009, by and between:

Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064, represented in this Agreement by Harry S. Schoell, CEO (“Cyclone” or the “Licensor”)

and

Renovalia Energy, S.A., a company incorporated under Spanish Law, having its offices located at Avenida de los Reyes Católicos, 135 Villarobledo, 02600 Albacete, represented in this Agreement by Juan Domingo Ortega (“Renovalia” or the “Licensee”).

Hereinafter the Licensor and the Licensee will be jointly referred to as the “Parties”.

Recitals

I.
WHEREAS, Cyclone has developed and patented a heat-regenerative external combustion Rankine cycle engine system which characteristics are detailed in clause 1 of this Agreement (hereinafter referred to as the “Licensed Technology” as detailed in clause 1.1 below);

II.	WHEREAS, Cyclone wishes to license Renovalia the Licensed Technology for the particular purposes and subject to the terms and conditions set forth in this Agreement;

III.	WHEREAS, Renovalia is the developer of solar power plants throughout the world, and wishes to license the Licensed Technology subject to the terms and conditions set forth in this Agreement;

IV.	WHEREAS, the parties entered into the original Technology License Agreement on May 4, 2009, but because of changing conditions, wish to hereby amended and restate that license agreement fully hereby.

NOW THEREFORE, for good and valuable consideration, and subject to the terms, conditions, representations and warranties contained more fully herein, the parties agree as follows:

I. Specific License Terms

1	Interpretation

1.1	In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:
Application	Solar Thermal Power Plants
Commencement Date	The date of this Agreement.

Confidential Information
All information which is imparted or obtained under or in connection with this Agreement on, before or after the Commencement Date in confidence (whether in writing, verbally or by other means and whether directly or indirectly) or is of a confidential nature, relating to the business or prospective business, current or projected plans or internal affairs of the Parties, including in particular, but not limited to, the terms of this Agreement, all know-how, trade secrets, products, operations, processes, product information and unpublished information relating to the Parties’ intellectual property rights or other rights, and any other commercial, financial or technical information relating to the business or prospective business of either of the Parties.

Licensed Technology	Licensor’s proprietary technology related to its heat regenerative, external combustion engine and shall include any information, inventions, innovations, discoveries, improvements, ideas, know-how, show-how, developments, methods, designs, reports, charts, drawings, diagrams, analyses, concepts, technology, records, brochures, instructions, manuals, programs, manufacturing techniques, expertise, inventions whether or not reduced to practice or the subject of a patent application, test-protocols, test results, descriptions, parts lists, bills of materials, documentation whether in written or electronic format, prototypes, molds, models, assemblies, and any similar intellectual property and information, whether or not protected or protectable by patent or copyright, any related research and development information, inventions, trade secrets, and technical data in the possession of Licensor that is useful or is needed in the design or manufacture of the Licensed Products and that the Licensor has the right to provide to Licensee and has so provided to Licensee by signing this Agreement.
This includes without limitation, U.S. Patent #7,080,512, entitled Heat Regenerative Engine, other patents pending US and foreign patents (all listed in Schedule B), all patents that may issue under this patent application and their divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions, as well as certain research and development information, inventions, know-how, and technical data that relate to and/or are disclosed in said patent application, and any other patent applications, patents divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions that may issue or be filed that relate to said Licensed Product and/or said patent application.  A list of the patents and patent applications regarding the Licensed Technology is provided as Schedule B hereof.

Licensed Products	All engine sizes and models of the Licensed Technology for the specific Application.
Patents	Those detailed in Schedule B.
Quarter	Each consecutive period of three months during the Term ending March 31, June 30, September 30 and December 31, commencing on the Commencement Date.
Rights	Non-exclusive for the rights granted herein.
Royalty	The royalties detailed in clause 5 below and Schedule A.
Term	The term of this Agreement as set out in clause 2.
Territory	Worldwide, provided Licensee may not manufacture License Products in countries where Licensor at the time of the manufacture does not have patent protection or has not filed patent applications.

1.2	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

1.3
The Schedules to this Agreement are incorporated into this Agreement. In the event of any inconsistency between the main body of this Agreement and the Schedules, the main body shall prevail. References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

1.4
Specific references to any Spanish legal term or legal concept shall in respect of any jurisdiction other than Spain be deemed to include that which most approximates in that jurisdiction to such Spanish legal term or legal concept.

1.5	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

1.6
References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

1.7
Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

1.8
If any condition or covenant contained in this Agreement requires a party to it not to do an act or thing it shall be a breach of any such condition or covenant to permit such act or thing to be done, provided restricting or avoiding such actions is reasonably within such party’s control.

1.9
References to statutory provisions, enactments or Laws shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Law (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Law, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

2	Term

2.1
This Agreement comes into force on the Commencement Date and, subject to the provisions of clause 5 shall continue for an initial period of Ten (10) years from the Delivery Date, as defined in Section 4 below (“Initial Period”).

2.2
After the Initial Period, the Agreement shall be renewed for two terms of five (5) year renewal periods unless terminated by either party serving not less than six (6) months written notice on the other, after the Initial Period or any of the renewal periods (“Term”).

2.3
The Parties agree that should the Delivery Date not occur within twenty-four (24) months of the date of this Amendment, either Party may terminate this Agreement without any further liability to the other Party.

3	Indemnification

3.1
Each party shall at all times (notwithstanding the termination of this Agreement) be liable for, indemnify and hold harmless the other party (together with its officers, servants and agents) from and against any and all claims, liability, loss, damages, fines, costs, legal costs, professional and other expenses of any nature whatsoever incurred or suffered by the second party arising out or in connection with the first party’s activities under this Agreement (including breach of this Agreement) or out of defects (whether obvious or hidden) of the Licensed Technology.

3.2
The Licensor shall indemnify the Licensee against all legal expenses arising out of any claim that the Licensee's use of the Patents or the Licensed Products or the Licensed Technology in accordance with the provisions of this Agreement infringes the rights of any third party in the Territory.

4	Initial Project

4.1	Delivery Date:

(a)	The Licensor will design a prototype 5HP/3kW Cyclone Engine (“Cyclone Solar I”), the exact specifications of which has previously been agreed to by the Parties in writing..

(b)
The Licensor will deliver to the Licensee the design plans and bill of matierals  for the Cyclone Solar I (the “Deliverables”) once development of the engine has been completed and tested for performance and durability based upon the commercially reasonable criteria established by Licensor (the “Delivery Date”).

4.2	Subject to the fulfilment of the conditions set out in section 4.1:

(a)
Production by Licensee of the Cyclone Solar I engines, or alternatively, purchase from Licensor of production versions of the final Cyclone Solar I engines will commence as soon as possible, but in no event later than two (2) years from Delivery Date. Should such production or purchase of these engines not commence within said timeframe, this Agreement may be terminated by any party. The Parties agree that any of them shall in no event be liable to the other for any amount in case of termination of this Agreement based on the circumstances set out in this clause.

4.3	Rights over the Cyclone Solar I:

(a)
The Parties agree that the Licensee will have non-exclusive rights to manufacture, use and commercialize the Cyclone Solar I in thermo solar units, and therefore hereby grants to the Licensee a non-exclusive worldwide license to manufacture, modify, use and commercialize the Cyclone Solar I for these specific Applications during the Term.

4.4
As established in section 4.1 above, in case the final design (as agreed by both parties) of the Cyclone Solar I is not functional, under the exclusive decision of the Licensee, the Licensee will have the right to immediately terminate this Agreement by sending a written notice of termination to the Licensor. The Parties agree that in no event shall either party be liable to the other party for any amount in case of termination of this Agreement based on the circumstances set out in this clause. Additionally, in the case this Agreement is terminated based upon the circumstances set forth in this clause, Licensee shall immediately return to Licensor all Confidential Information relating to the Licensed Technology and Licensed Products, and shall immediately cease from using any such Confidential Information or Licensed Technology in the development of its solar thermal units.

5	Payment and Royalty

5.1	In consideration of the rights granted to the Licensee under this Agreement, the Licensee must pay to the Licensor:

(a)	a Royalty fee per unit built/sold as per Schedule A,

(b)	payments shall take place on a quarterly basis in US Dollars taking into account the number of units built/sold in the previous Quarter.

5.2	Minimum Royalties:

(a)	Minimum Royalties shall be negotiated between the parties in good faith in the second year after the Delivery Date.

5.3	Development Fees:

(a)	As of the date of this Amendment, Licensee has paid to Licensor $250,000 in non-refundable Development Fees. No additional Development Fees shall be due hereunder.

6	Publicity

6.1
Both parties shall participate in the elaboration, approval and issuance of a press release announcing any events and achievements occurring pursuant to this Agreement, to be reasonably agreed by both parties in good faith and without delay.

7	Notice

7.1
Any communication to be given in connection with this Agreement shall be in writing in English and shall be delivered in accordance of clause 12.3 of the Standard Terms and Conditions and to the address of the relevant party referred to in this clause.

Cyclone Contacts:
Technology:	Harry Schoell, CEO, 954-943-8721, harry@cyclonepower.com
Operational:	Frankie Fruge, COO, 954-943-8721, frankie@cyclonepower.com
Legal:	Christopher Nelson, 305-439-5559, chris@cyclonepower.com

Renovalia Contacts:
Technology:	Jaime Galobart, CEO, 34-915-90-4070, jaime.galobart@renovaliaenergy.es
Operational:	Same

In Witness Whereof, the parties have caused this Technology License Agreement, comprised of these Specific License Terms and the attached Standard Terms and Conditions to be executed by their duly authorized officers on the respective dates hereinafter set forth.

Cyclone Power Technologies, Inc.                                                       Renovalia Energy S.A.

By: /s/ Christopher Nelson                                                                By: /s/ Jaime Galobart Sanchez-Marco
Name: Christopher Nelson                                                                             Name: Jaime Galobart Sanchez-Marco
Title:    President                                                                                              Title: Chief Executive Officer
Date:    June 30, 2011                                                                                       Date: June 30, 2011

II. Standard Terms and Conditions

1.	Grant of License

1.1
Licensor grants to Licensee a worldwide non-transferable (except for transfer to Renovalia Group Companies) and non-exclusive license to use the Licensed Technology and to use, commercialize, manufacture or modify the Licensed Products in the Territory as set forth in the Specific License Terms (the “License”). Licensee may utilize the Licensed Technology and the License Products for its own Applications, or may sell them to other parties, provided they are ultimately used only for the specified Applications.

1.2	Except for transfer to Renovalia Group Companies, this License may not be transferred or sublicensed to a third party without the prior written consent of the Licensor.

1.3	The Term of this License is set forth in the Specific License Terms.

2.	License Fees and Royalty

2.1	Licensee will pay to Licensor the Development Fees and License Fees set forth in the Specific License Terms.

2.2
Licensee will pay to Licensor the Royalties as the rate specified in the Specific License Terms, or any addendums or amendments, within 20 days after the first day of each calendar Quarter hereafter during the Term of this Agreement. All Royalties shall be paid in U.S. funds.  Minimum Annual Royalties, as set forth in the Specific License Terms, shall also be calculated on a quarterly basis, and any difference between actual Royalties earned and the Minimum Annual Royalties due (pro-rated quarterly) shall be paid within 20 days of the end of the calendar Quarter.

2.3
If Licensor does not receive from Licensee the full amounts due on or before the day upon which such amounts are due and payable, such outstanding amounts will thereafter bear interest until payment at the maximum rate permissible by applicable law, but in no event to exceed 16% per annum.  Amounts received by Licensor will first be credited against any unpaid interest and accrual of such interest will be in addition to and without limitation of any and all additional rights or remedies that Licensor may have under this Agreement or at law or in equity.  Licensee agrees to pay all reasonable expenses in connection with the collection of any late payment.

3.	Reports and Audit

3.1           Licensee agrees to make and provide written reports to Licensor concurrently with making each Royalty payment due in Section 2.  Each report will state the number of Licensed Products manufactured, sold or otherwise put into use during the preceding three calendar months and on which a Royalty is payable as provided in Section 2.

3.2           Licensor (or its authorized representative) may, upon reasonable notice and during Licensee’s normal business hours no more than two times per year during the term of this Agreement, request to the Licensee, which request may not be unreasonably denied or delayed, for the purposes of auditing, copies of books of account, documents, records, papers and files relating specifically to Licensee’s manufacture, use and sale of the Licensed Product (“Licensee Documents”). Licensee Documents will be made available to Licensor (or its authorized representative) solely for such auditing purpose.  Licensor will bear the expense of any such audit unless such audit reveals that royalties and fees paid by Licensee pursuant to this Agreement for any payment period are less than 90% of what should have been paid by Licensee during such payment period.  In such event the costs of the audit, including any required travel, will be borne by Licensee, in addition to and without limitation of any other rights or remedies Licensor may have.  Prompt payment of any amounts found due and owing Licensor, including audit fees and expenses due Licensor under this Section, will be made by Licensee.

3.3           Licensor will punctually inform Licensee of the status of the Patents, the patent applications detailed in Schedule B and any future patent applications regarding the Licensed Technology, an in any event will report to the Licensee Quarterly regarding the status of said Patents and patent applications.

4.	Representations and Warranties.

Licensor represents and warrants to Licensee that:

4.1           Licensor is the owner of the Licensed Technology and has the right to grant the License to Licensee. Licensor is the sole and beneficial owner of the Licensed Technology, the Patents and patent applications described in Schedule B hereof, which provides a complete and accurate listing of the Licensor’s issued and pending Patents at the time of this Agreement.

4.2           The Licensor has no specific reason to believe at this time that any patent applications listed on Schedule B would not be approved and issued by the appropriate patent authority.

4.3           Licensor is not involved in any suits, litigation or other claims contesting the validity or ownership of any of the Licensed Technology, the patents or patent applications, and knows of no such claims at this time pending or anticipated.

4.4           To the knowledge of Licensor, the activities, processes, methods, products, services, used, manufactured or supplied by the Licensor to the Licensee on or before the date of this Agreement did not at the time used, manufactured or supplied, nor at the date of this Agreement, nor does Licensor have any current specific reason to believe they are likely in the future to infringe or make unauthorized use of the rights of any person.

4.5           To the knowledge of the Licensor none of the Licensed Technology or the Patents are subject to any encumbrance held by any person not affiliated with the Licensor, and the Licensor has not authorized or otherwise expressly or impliedly permitted any use whatsoever of the Licensed Technology or the Patents in the Territory that would conflict with the rights of the Licensee.

4.6           Licensor warrants that, provided the Licensed Products are built by Licensee following their specifications and are utilized under the specific conditions for which they have been designed (inclusive of solar/steam temperature, condensing temperature, and parts durability), that the License Products will ultimately function as represented. The Parties both agree and understand, however, that the Licensed Technology is new technology, and the Cyclone Solar I is a new engine that has never before been built; and therefore, both parties will be required to provide additional engineering and development to assure that these products will perform as required by Licensee. This warranty must be interpreted in light of the stage of development that the Licensed Technology currently exists.

4.7           THIS SECTION IS LICENSOR’S ONLY WARRANTIES CONCERNING THE LICENSED PRODUCTS, LICENSED TECHNOLOGY AND PATENTS, AND IS MADE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

4.8           Licensee and Licensor each represent and warrant to the other that it has full power and authority to enter into this Agreement.

4.9           Licensee and Licensor each represent and warrant to the other that neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a violation or breach of the warranting party’s constituent documents or violate, conflict with, result in any breach of any material provisions of or constitute a default under any other contract or commitment made by it, any law, rule or regulation, or any order, judgment or decree, applicable to or involving it.

4.10           Licensee and Licensor each represent, covenant and agree to the other that it will comply with all applicable international, federal, state and local laws, regulations or other requirements, and agrees to indemnify the other party against any liability arising from its violation of or noncompliance with laws or regulations while using the Licensed Technology.

4.11           Licensee and Licensor each represent and warrant to the other that no order, consent, filings or other authorization or approval of or with any court, public board or governmental body is required for the execution, delivery and performance of this Agreement by it.

4.12           Licensee represents to Licensor that neither it nor its affiliated companies are currently or previously involved in any litigation or threatened litigation concerning patent infringement, unauthorized use of intellectual property, breach of a license agreement, or other similar claims.

4.13           Both parties represents to the other party that no events specific to the first party have occurred, or to its knowledge are pending, that have impaired or may impair materially the financial condition or viability of the first party, or otherwise make the performance of its financial and operational duties hereunder impossible or impractical.

5.	Indemnification of Infringers

5.1.           Each Party shall, without delay, inform the other Party if it becomes aware of a possible Infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim (collectively, an “Infringement”) by a third party with respect to the Licensed Products and/or the Licensed Technology, and will provide the other Party with any evidence available of such Infringement.

5.2           If either Party desires to take any action against any Infringement, such Party shall first notify the other Party hereto and consult with such notified Party regarding such action. If the notified Party desires to participate in such action, the Parties shall then jointly and cooperatively pursue such action, in which event the parties agree that that they shall be responsible on a pro-rata basis to contribute to the costs of all enforcement to protect the Licensed Technology or the Licensed Products and shall contribute to all expenses incurred in any action taken to protect them from any Infringement or to defend any claim against the Parties or the Licensed Technology or the Licensed Product (“Infringement Action”), including all attorney, paralegal, accountant or other professional fees from the notice of such action through all trial and appellate levels.

5.3           Contribution by any party and, eventually, recovery by such party of damages, royalties, license fees and other recoveries from any Infringement Action shall be equal to such party’s pro-rata contribution to expense.

5.4           The Parties shall cooperate with each other in good faith and provide all advice and assistance reasonably requested by each other in pursuit of such Infringement matters. It is provided that either Party may at any time decide not to participate further in such action, in which case any further costs shall be borne by the Party which continues to pursue the Infringement Action, and all damages, royalties, license fees and other recoveries shall be received by such Party.

5.5           If a Party declines to participate in any Infringement Action, the other Party shall then have the right to pursue such action alone and, in its sole and absolute discretion, will decide what decisions should be taken with respect to any such Infringement, whether or not litigation should be pursued against an alleged infringer, the jurisdiction in which any such litigation should be pursued, whether or not litigation should be settled or pursued to final resolution against an alleged infringer, and the terms of settlement. In this case, that Party shall bear all costs of and receive all damages, royalties, license fees and other recoveries from such action. Notwithstanding the foregoing, if a Party declines to participate in such an action or withdraws from such an action, such Party shall nevertheless, at the request of the other Party, cooperate with the other Party, at the cost of the other Party and subject to any reasonable conditions (including indemnification against counterclaims by the third party), to the extent which may be necessary to enable the other Party to pursue such action effectively, including without limitation joining such action as an indispensable party.

5.6.           Each Party will execute all necessary and proper documents, take such actions as is reasonably necessary to allow the other Party to institute and prosecute any Infringement Actions and will otherwise use its commercially reasonable efforts to cooperate in the institution and prosecution of such Actions. Each Party prosecuting any such Infringement Actions will keep the other Party reasonably informed as to the status of such actions.

6.	Improvements

6.1           Both parties will timely inform the other party, in writing, of any improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology, and the purpose(s) therefore, made by said party.

6.2           Any and all such improvements, changes, advances and/or modifications to the Licensed Products (including any components thereof) or Licensed Technology made by Licensee (“Licensee Improvements”) shall become the property of Licensor; however, Licensee shall have a continuing non-exclusive right to use these Licensee Improvements under the terms of this License.

6.3           If such Licensee Improvements under 6.2 change the character of the Cyclone Engine I, or a component thereto, to the extent that it is uniquely identifiable and separately patentable as different engine or engine component, the parties shall share the rights, title and interest to such new engine improvement patent. If Licensee Improvements lead to an invention that is not an external combustion Rankine cycle engine or component thereof, such new invention belongs to Licensee, provided Licensor had no part in the development of such new invention.

6.4           The party or parties who own the right, title and interest to the Licensee Improvements, as set forth herein, shall also own any and all patent applications resulting from or relating to any such Improvements and/or modifications, whether filed in the United States or countries other than the United States, related to said Improvements and/or modifications; and in and to any and all patents which may be issued/granted on any and all said applications and any and all reissues thereof. To the extent that the parties cannot mutually agree on the ownership of the rights created hereunder, the parties shall submit the matter first to mediation and then to arbitration, as set forth in Section 12.9 of this Agreement. The mediator or arbitrators assigned to this matter will have special expertise or understanding of mechanical engineering, thermal dynamics, engine technology, or other scientific knowledge, as well as knowledge of patent law, to make an informed decision on the merits of this matter.

6.5           The parties covenant and agree that, at the other party’s request, it will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable to secure for or vest in the other party, its successors, legal representatives, or assigns, all right, title, and interest in and to any application, patent, or other right or property covered by this Section, including the right to apply for and obtain patents in foreign countries under the provisions of the International Convention.

6.6           Licensor does have and will continue to have sole and absolute discretion to make decisions with respect to the procurement and prosecution of the patents and patent applications for the Licensed Technology, including the right to abandon any such patent application, provided such decision would not adversely affect the rights of Licensee granted in this Agreement, and provided further that such patents do not apply to improvements or inventions that belong to Licensee as per Sections above. Licensor shall keep Licensee informed and updated as to matters of patent approval, prosecution and abandonment.

6.7	In case of:

(a)           Licensor’s abandonment of or any failure to obtain or maintain an issued patent originating from any of the patents or patent applications, and such abandonment or failure has not been remedied, or good faith efforts towards remedying have not been made, within 90 days; and/or

(b)           A final, non-appealable holding or decision by a court of law that any such issued patent is invalid or unenforceable,

Then, provided that the loss of such patent reasonably threatens to make the Licensed Technology or Licensed Products unmarketable or unusable when considered in light of all other issued or pending patents and other intellectual rights for the engine and its multiple components, the Licensee may terminate this Agreement.

If either party believes in good faith that its rights have been materially adversely affected under this Section 6 of the Agreement, the parties shall attempt to reach a reasonable modification to the terms of this Agreement, and if such negotiations fail, the parties shall bring the matter first to mediation and then arbitration as per Section 12.9 of this Agreement to determine the appropriate modification.

6.8           Licensee will not contest the validity or enforceability of any of Licensor’s patents that issue from or as a result of any of the patents or patent applications for the License Technology or any continuations, _stoppels_ or continuations-in-part of such applications, always that these respect the content of this Section 6.  With respect to patents that have been determined to belong to Licensee as established in this Section or by agreement of the parties or mediation/arbitration as per the above Sections, Licensor will not contest the validity or enforceability of any of such patents or patent applications or any continuations, _stoppels_ or continuations-in-part of such applications.

7.	Default and Termination

7.1.           Either party may terminate this Agreement immediately, without prejudice to its other rights, by providing written notice to the other if:

(a)           any of the parties is in default of any material obligation under this Agreement, then the other party may give written notice thereof to the other party. If within 30 days after the date of such notice (or longer period of time if otherwise specifically provided under this Agreement) such default is not cured, and mediation or arbitration is not otherwise required, then this Agreement will automatically terminate at the discretion of the non-defaulting party.

(b)           any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against any of the parties; or

(c)           any party admits in writing to being insolvent, its inability to pay its debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or

(d)           a trustee or receiver is appointed for any or all of the party’s assets.

7.3           Licensee may terminate this Agreement immediately, without prejudice to its other rights, by providing written notice to the Licensor:

(a)           if Licensor unilaterally modifies the rights of the Licensee hereunder without Licensee’s written approval; or

(b)           if Licensor ceases to carry on its business, or ceases to protect its Patents and Licensed Technology hereunder.

7.4           Either party may terminate this Agreement at the end of the Initial Period by giving six (6) months written notice to the other party.

8.	Effects of Termination

8.1           If the Licensor has defaulted on any material obligation under this Agreement, due not to fault of the Licensee, and such breach is not timely cured as provided in this Agreement:

(a)           this Agreement may be terminated by the Licensee and Licensee shall be able to use the Licensed Technology for the Licensed Products without paying Royalties; however, all Fees and Royalties due up to the date of termination shall become due and payable within 30 days; and

(b)           the Licensor must within a reasonable time required by the Licensee, execute all documents necessary, including powers of attorney, in order to maintain the Licensee’s License and rights under this Agreement, and refrain from making any acts or omissions which would damage or reduce the exercise of the Licensee’s license and rights under this Agreement, provided that such documents, acts or inactions shall not in any manner expand the rights of the Licensee as provided in this Agreement.

8.2           Upon expiration or termination of this Agreement, not due to the Licensor’s breach of any of its obligations under this Agreement, any remaining portion of any unpaid Fee outstanding and all accrued Royalties and other sums due hereunder will become due and payable within 30 days of such expiration or termination.

8.3           Except as set forth in Section 8.1 above, upon expiration or termination of this Agreement for any reason, Licensee shall not thereafter make, use, sell, offer to sell, or import the Licensed Products or use the Licensed Technology for any purpose. Licensed Products in use may continue to be used by Licensee or any third parties, but no new products may be manufactured, sold or placed into use by Licensor or any third parties.

8.4           Immediately after the expiration or termination of this Agreement in case of breach by the Licensee of any of its obligations of this Agreement, or by expiration of the Term:

(a)           All rights of Licensee granted hereunder will terminate and automatically revert to Licensor, and Licensee will discontinue all manufacturing of the Licensed Technology and will no longer have the right to manufacture, sell or put into use the Licensed Technology or any variation or simulation thereof for any purpose whatsoever;

(b)           Licensee will be permitted to sell and dispose of its remaining inventory of Licensed Products on hand or in process on the date of such termination or expiration, for a period of ninety (90) days following the date of such expiration or termination (the “Sale Period”). Licensee expressly agrees that it will not market or sell any Licensed Product after the end of the Sale Period;

(c)           All sums owed by Licensee to Licensor will become due and payable immediately;

(d)           Licensee will not use Confidential Information to manufacture, use or sell Licensed Products anywhere in the world; and

(e)           Licensee will not retain rights whatsoever to any of Licensor’s Licensed Technology.

9.	Survival of Termination

9.1           Termination or expiration of this Agreement shall not affect the rights or liabilities of either party accrued prior to and including the date of termination or expiration, and/or any terms intended expressly or by implication to survive termination or expiry.

9.2           Sections 4, 5, 6, 10 and 11 will survive the expiration or termination of this Agreement.

10.	Risk of Loss

10.1           Licensee will acquire and maintain at its sole cost and expense throughout the term of this Agreement, Comprehensive General Liability Insurance (hereinafter collectively, “Comprehensive Insurance”) underwritten by an insurance company qualified to cover liability associated with activities in the Territory of this Agreement. This insurance coverage will provide liability protection as reasonably and prudently determined by Licensee, with Licensor named as an additional insured party on the general liability coverage and as loss payee on the property coverage.  Licensee will furnish to Licensor certificates issued by the insurance company(ies) setting forth the amount of the Comprehensive Insurance, the policy number(s), the date(s) of expiration, and a provision that Licensor will receive thirty (30) days written notice prior to termination, reduction or modification of the coverage.  Licensee’s purchase and maintenance of the Comprehensive Insurance or furnishing of the certificates of insurance will not relieve Licensee of any of its obligations or liabilities under this Agreement.

10.2           In the event of cancellation of any insurance required to be carried by Licensee under this Agreement, Licensor will be notified thirty (30) days prior to cancellation of same.  Additionally, notwithstanding anything else to the contrary, in the event Licensee’s insurance is canceled and replacement Comprehensive Insurance meeting the requirements set forth above is not in place within ninety (90) days, then Licensor will have the right to terminate this Agreement.

10.3           Licensee assumes responsibility for any commitments, obligations, or representations made by it in connection with the use of the Licensed Products and Confidential Information to manufacture, sell, market or advertise the Licensed Products, and Licensor will have no liability to Licensee, or any third parties, with respect to economic and/or personal injury, including wrongful death, caused by or resulting from the use of the Licensed Products, or unauthorized use of Licensed Technology and/or Confidential Information, by Licensee, its agents, employees, or customers. Licensor shall assume liability for injury or economic damages caused by design defects in the License Products, to the extent that such design defects were not expressly defined or created by the Licensee.

10.4           Licensee agrees to indemnify, defend and hold harmless Licensor, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to Licensee’s use, sale, manufacture, importation, offer to sell, distribution, disposal of, operation, etc. of the Licensed Product and/or attributable to Licensee’s use of the Licensed Technology and/or Licensee’s performance in breach of this Agreement. Licensor agrees to indemnify, defend and hold harmless Licensee, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to design defects in the License Products, to the extent that such design defects were not expressly defined or created by the Licensee.  This indemnity provision will survive the expiration or termination of this Agreement.

10.5           Licensee acknowledges that Licensor’s liability for direct damages arising out or related to Licensee’s use, sale, manufacture, importation, offer to sell, distribution, disposal of, operation, etc. of the Licensed Product regardless of the form of action (i.e., whether in contract or tort, including without limitation, negligence or strict liability) will not exceed the Fees and Royalties paid by Licensee to Licensor.  LICENSEE ALSO ACKNOWLEDGES THAT IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGE, LOSS OR EXPENSE, EVEN IF LICENSOR HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

11.	Confidentiality

11.1           Confidential Information means information in oral and/or written form that (a) relates to the Licensed Technology, including, without limitation past, present and future research, development, business activities, products, and services, and (b) has been identified, either orally or in writing, as confidential by either party. Confidential Information shall also mean information provided by the any of the parties to the other regarding its technology, systems engineering, business and marketing plans, and any other materials identified, either orally or in writing.

11.2           The receiving party may use the Confidential Information only for the purpose of producing the Licensed Products or as otherwise indicated or contemplated by this Agreement. The receiving party will not, at any time, use the Confidential Information in any other fashion, form, or manner for any other purpose.

11.3           The receiving party agrees not to disclose the Confidential Information in any manner to anyone other than persons within its organization who have a need to know for the purpose set forth above and who have acknowledged in writing the obligations hereunder and have agreed to abide by the terms hereof.  Under no circumstances will the receiving party disclose the Confidential Information to any third party.

11.4           Any Confidential Information in whatever form is the property of the disclosing party and will remain so at all times. The receiving party may not copy any Confidential Information for any purpose without the express prior written consent of the disclosing party, and if consent is granted, any such copies will retain such proprietary rights notices as appear on the original thereof.  Any copies of the Confidential Information that the disclosing party may have permitted the other party to make, or other written materials incorporating Confidential Information, will be the sole property of the disclosing party and must be returned to it or destroyed upon the first to occur of (a) termination or expiration of this Agreement or (b) request by the disclosing party.

11.5           Nothing in this Section will prohibit or limit the receiving party’s use of information it can demonstrate is (i) previously known to the receiving party, (ii) independently developed by the receiving party, (iii) acquired by the receiving party from a third party not under similar nondisclosure obligations to the disclosing party, or (iv) which is or becomes part of the public domain through no breach by the receiving party of this Agreement.

11.6           The receiving party acknowledges that the Confidential Information disclosed and/or made available to it hereunder is owned solely by the disclosing party and that the threatened or actual breach of this Agreement would cause irreparable injury to the disclosing party, for which monetary damages would be inadequate.  Accordingly, the receiving party agrees that the disclosing party is entitled to an immediate injunction enjoining any such breach or threatened breach of this Agreement.  The receiving party agrees to be responsible for all costs, including attorneys’ fees, incurred by the disclosing party in any action enforcing the terms of this Section.

11.7           The receiving party will promptly advise the disclosing party in writing of any unauthorized use or disclosure of Confidential Information of which the receiving party becomes aware and will provide reasonable assistance to the disclosing party to terminate such unauthorized use or disclosure.

12.	Miscellaneous

12.1           Nothing contained in this Agreement will be construed as conferring by implication, estoppels, or otherwise, upon any party licensed hereunder, any license or other right under any patent except the licenses and rights expressly granted herein.

12.2           Licensee will conspicuously mark directly on each Licensed Product it manufactures or sells that the Licensed Product is covered by the Licensor’s patent, the numbers and other identifying information for which will be provided to Licensee.

12.3           All notices required by this Agreement will be in writing and sent by certified mail, return receipt requested, by hand or overnight courier, to the addresses set forth on the initial page, with copies to the Legal Contacts set forth in the Specific License Terms, unless either party will at any time by notice in writing designate a different address.  Notice will be effective three days after the date officially recorded as having been deposited in the mail or upon receipt by hand delivery or the next day by overnight courier.

12.4           Except as provided in this Agreement the Parties shall not assign, convey, encumber, or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of the other party and any such purported assignment will be invalid, provided however, any of the Parties may assign this Agreement and all rights hereunder without the other’s prior written consent in the event of an acquisition, merger or some other business combination of the other party.

12.5           No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

12.6           If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision will be deemed stricken, or modified to correct such provision, and all other terms and provisions will remain in full force and effect.

12.7           This Agreement represents the entire agreement of the parties replacing any earlier agreements concerning the same matters.  It may only be modified by a subsequent writing signed by the parties hereto. This Agreement amends and restates in its entirety the Technology License Agreement between the parties hereto, dated as of May 4, 2009, which previous agreement shall be void as of the date of this Agreement.

12.8           Each party is acting as an independent contractor and not as an agent of the other party.  Nothing contained in this Agreement will be construed to confer any authority upon either party to enter into any commitment or agreement binding upon the other party.

12.9           In the event of any dispute arising out of or in connection with the present contract, the parties agree to submit the matter to settlement proceedings under the ICC ADR (mediation) Rules. If the dispute has not been settled pursuant to the said Rules within 60 days following the filing of a Request for ADR, or within such other period as the parties may agree in writing, such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules of Arbitration.

(a)           The number of mediators shall be one (1), and arbitrators shall be three (3).

(b)           The place of mediation or arbitration shall be New York, New York, USA.

(c)           The language to be used in the mediation or arbitral proceedings shall be English.

(d)           It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within 120 days from the date the arbitrator(s) are appointed. The arbitral tribunal may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(e) The institution of mediation or arbitration proceedings hereunder shall not limit a party’s right to seek a temporary restraining order or injunction from any court of competent jurisdiction before a tribunal has been constituted of after such time upon order of the tribunal.

SCHEDULE A – ROYALTIES

		Royalty (US$) per Collective Number of Units Built/Sold
Size	Type	1 to 5,000	5,001 to 10,000	10,001 to 50,000	Over 100,000

5HP	SC	45	36	27	18
	SS	41	32	23	14
10HP	SC	50	41	32	23
	SS	45	36	27	18

100HP	SC	108	95	81	68

300HP	SC	180	162	144	126

300HP +	SC	TBD	TBD	TBD	TBD

SC = Supercritical
SS = Sub-Supercritical

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SCHEDULE B – PATENTS

US Patents
Heat Regenerative Engine (US Patent No. 7,080,512 B2)
Heat Regenerative Engine (Continuation) (US Patent No. 7,856,822 B2)
Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)
Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)
Centrifugal Condenser (US Patent No. 7,798,204 B2)
Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)
Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)
Engine Shrouding with Air to Air Exchanger (Ser. No. 11/879,586)
Spider Bearing (Ser. No. 11/879,589)
Waste Heat Engine (Ser. No. 12/291,001)

International Patents on Heat Regenerative Engine
European Union                                Australia                                South Africa                                Canada
Russia                                China                                Korea                                Indonesia
Mexico                                           Japan (pending)                                           India (pending)                                           Brazil (pending)

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